Exhibit 99.2

AMD Reports Third Quarter 2011 Results – CFO Commentary

October 27, 2011

A reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com.

Third Quarter 2011 Results

•	AMD revenue $1.69 billion, up 7% sequentially and up 4% year-over-year

•	Net income $97 million, EPS $0.13, operating income $138 million

•	Non-GAAP net income $110 million, EPS $0.15, operating income $146 million

•	Gross margin 45%

Q3 2011 AMD Results

Revenue was $1.69 billion, up 7% compared to the second quarter of 2011 and up 4% compared to the third quarter of 2010.

Revenue in the third quarter of 2011 was adversely impacted by 32 nanometer (nm) yield, ramp and manufacturing issues experienced by one of our foundry partners, that limited supply of “Llano” – our 32nm Accelerated Processing Unit (APU). Additionally, 45nm supply was less than expected due to complexities related to the use of common tools across both technology nodes.

The sequential revenue increase was driven primarily by:

•	Record Mobile processor revenue and unit shipments, partially offset by lower Desktop processor revenue due to lower 45nm supply, and

•	Seasonally higher revenue in the Graphics segment.

In addition, since our preliminary results announcement in September 2011, we saw unanticipated sales strength in the Channel through the end of the quarter.

Gross margin was 45%, down one percentage point quarter-over-quarter due to:

•	Lower-than expected supply of 45nm products,

•	Lower-than expected supply of higher-ASP and higher-margin 32nm products, and therefore

•	A higher percentage of net revenue from our lower-margin GPU business.

AMD Q3-11 CFO Commentary	Page 1	October 27, 2011

Operating expenses were $610 million, less than guided due to lower than expected revenue in the quarter and ongoing discipline in expense management.

•	R&D was $361 million, 21% of net revenue

•	SG&A was $249 million, 15% of net revenue

Non-GAAP operating income was $146 million and non-GAAP net income was $110 million. To derive non-GAAP net income, we excluded the impact of a loss of $5 million in connection with the repurchase of $150 million principal value of our 6.00% Convertible Senior Notes due 2015 (6.00% Notes) and amortization of acquired intangible assets of $8 million. To derive non-GAAP operating income, we excluded the amortization of acquired intangible assets of $8 million.

Interest expense declined by $5 million compared to the prior quarter.

•	Additionally, we repurchased $150 million of the 6.00% Notes in the quarter which will result in over $2 million of quarterly interest savings moving forward.

Non-GAAP EPS was $0.15, calculated using 741 million fully diluted shares.

Adjusted EBITDA was $239 million, up $34 million from the prior quarter due to higher operating income driven by higher revenue.

Q3 2011 Segment Results – Computing Solutions

Computing Solutions segment revenue was $1.3 billion, up 6% sequentially driven by:

•	Record Mobile processor revenue and unit shipments, partially offset by lower Desktop processor revenue due to lower 45nm supply.

-    APUs now make up ~90% of Mobile processors shipped, and ~ 60% of total Client processors.

•	Double digit growth in Server processor revenue driven by significantly higher ASP.

Computing Solutions operating income was $149 million, up $7 million from the previous quarter, primarily due to a higher mix of APUs and improved server microprocessor ASP.

AMD Q3-11 CFO Commentary	Page 2	October 27, 2011

Q3 2011 Segment Results – Graphics

Graphics segment revenue was $403 million, up 10% compared to the prior quarter mainly due to:

•	Seasonal strength in the Add-in Board (AIB) market.

•	Strong demand for mobile discrete graphics at OEMs.

•	Improved product mix.

Graphics segment operating income was $12 million, up $19 million from the prior quarter primarily due to higher graphics processor unit (GPU) shipments and higher GPU ASP.

Balance Sheet

Our cash, cash equivalents and marketable securities, including long term marketable securities, at the end of the quarter was $1.86 billion, down $4 million compared to the end of the second quarter of 2011.

Accounts Receivable at the end of the quarter was $908 million, up $149 million compared to the end of the second quarter of 2011 due to higher revenue and the timing of sales during the quarter.

Inventory was $540 million exiting the quarter, down $102 million from the prior quarter due to a decline in 45nm inventory driven by a transition to 32nm products, and efficiencies in backend manufacturing.

Long term debt as of the end of the quarter was $2.1 billion. We repurchased $150 million principal value of our 6.00% Notes. We will continue to be strategic in our debt reduction efforts based on generating non-GAAP free cash flow and we expect to opportunistically look to reduce our debt based on market conditions.

Non-GAAP free cash flow was $131 million. As previously discussed, we have terminated the receivable funding arrangement with IBM Credit in February 2011 and as a result, third quarter 2011 non-GAAP free cash flow is calculated traditionally in accordance with industry standards.

AMD Q3-11 CFO Commentary	Page 3	October 27, 2011

AMD’s ownership in GLOBALFOUNDRIES

AMD’s ownership interest in GLOBALFOUNDRIES (GF), on a fully diluted basis, decreased to approximately 9.6% as of the conclusion of the third quarter. As per the Amended and Restated Shareholders’ Agreement, (filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K filed on February 18, 2011) once our ownership interest decreases below 10%:

•	The two year time period after which we no longer have the right to designate a representative to the GF board of directors is triggered; and

•	We lose certain veto rights.

AMD’s investment balance in GF remains at $486 million.

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended July 2, 2011.

Q4 2011:

•	AMD expects revenue to increase 3 percent, plus or minus 2 percent, sequentially for the fourth quarter of 2011.

•	Operating expenses are expected to be approximately $620 million.

***********************************************

For more information, contact:

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contacts:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Irmina Blaszczyk

408-749-3398

irmina.blaszczyk@amd.com

***********************************************

Non-GAAP Measures:

To supplement the Company’s financial results calculated in accordance with United States generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures, including for non-GAAP net income (loss) excluding GLOBALFOUDNRIES (GF) related items, non-GAAP net income (loss), non-GAAP operating income (loss), and non-GAAP earnings per share. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

AMD Q3-11 CFO Commentary	Page 4	October 27, 2011

The Company also provided Adjusted EBITDA and non-GAAP adjusted free cash flow as supplemental measures of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, for the nine months ended October 1, 2011, the Company also included an adjustment related to a payment to GF and adjustments related to a legal settlement with a third party, and for the nine months ended September 25, 2010, the Company included an adjustment for certain restructuring reversals. The Company calculates and communicates Adjusted EBITDA in the financial schedules because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

Starting in the first quarter of 2010, the Company also presents non-GAAP adjusted free cash flow in the earnings release as a supplemental measure of its performance. In 2008 and 2009, the Company and certain of its subsidiaries (collectively, the “AMD Parties”) entered into supplier agreements with IBM Credit LLC and certain of its subsidiaries (collectively, the “IBM Parties”). Pursuant to these supplier agreements, the AMD Parties sold to the IBM Parties invoices of selected distributor customers. Because the Company does not recognize revenue until its distributors sell its products to their customers, under GAAP, the Company classified funds received from the IBM Parties as debt on the balance sheet. Moreover, for cash flow purposes, these funds were classified as cash flows from financing activities. When a distributor paid the applicable IBM Party, the Company reduced the distributor’s accounts receivable and the corresponding debt resulting in a non-cash accounting entry. Because the Company did not receive the cash from the distributor to reduce the accounts receivable, the distributor’s payment was never reflected in the Company’s cash flows from operating activities. Non-GAAP adjusted free cash flow for the Company was determined by adding the distributors’ payments to the IBM Parties to GAAP net cash provided by (used in) operating activities. This amount was then further adjusted by subtracting capital expenditures. Generally, under GAAP, the reduction in accounts receivable is assumed to be a source of operating cash flows. Therefore, the Company believes that treating the payments from its distributor customers to the IBM Parties as if the Company actually received the cash from the distributor and then used that cash to pay down the debt is more reflective of the economic substance of the transaction. On February 11, 2011, the Company terminated its supplier agreements with IBM Parties. As a result, during the third quarter of 2011, there were no outstanding invoices related to the financing arrangement with the IBM Parties, and the Company did not make any adjustments for distributor payments to the IBM Parties to its GAAP net cash provided by (used in) operating activities when calculating non-GAAP adjusted free cash flow. The Company calculates and communicates non-GAAP adjusted free cash flow in the financial schedules because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP adjusted free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP adjusted free cash flow as an alternative to GAAP liquidity measures of cash flows from operating or financing activities. The Company has provided reconciliations within the press release and financial schedules of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

AMD Q3-11 CFO Commentary	Page 5	October 27, 2011

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

Non-GAAP Reconciliation:

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(Millions except per share amounts)	Q3-11		Q2-11		Q3-10
GAAP net income (loss) / Earnings (loss) per share	$97	$0.13	$61	$0.08	$(118)	$(0.17)
Equity income (loss) and dilution gain in investee, net	—	—	—	—	(186)	(0.25)
Non-GAAP net income excluding GLOBALFOUNDRIES related items	97	0.13	61	0.08	68	0.09
Amortization of acquired intangible assets	(8)	(0.01)	(9)	(0.01)	(16)	(0.02)
Loss on debt repurchase	(5)	(0.01)	—	—	(24)	(0.03)
Non-GAAP net income / Earnings per share	$110	$0.15	$70	$0.09	$108	$0.15

Reconciliation of GAAP to Non-GAAP Operating Income

(Millions)	Q3-11	Q2-11	Q3-10
GAAP operating income	$138	$105	$128
Amortization of acquired intangible assets	(8)	(9)	(16)
Non-GAAP operating income	$146	$114	$144

AMD reconciliation of GAAP operating income to Adjusted EBITDA

(Millions)	Q3-11	Q2-11	Q3-10
GAAP operating income	$138	$105	$128
Depreciation and amortization	71	71	79
Employee stock-based compensation expense	22	20	22
Amortization of acquired intangible assets	8	9	16
Adjusted EBITDA	$239	$205	$245

Non-GAAP adjusted free cash flow reconciliation

(Millions)	Q3-11	Q2-11	Q3-10
GAAP net cash provided by (used in) operating activities	$189	$174	$(124)
Non-GAAP adjustment	—	36	246
Non-GAAP net cash provided by operating activities	189	210	122
Purchases of property, plant and equipment	(58)	(67)	(31)
Non-GAAP adjusted free cash flow	$131	$143	$91

AMD Q3-11 CFO Commentary	Page 6	October 27, 2011

Cautionary Statement

This document contains forward-looking statements concerning AMD, our financial outlook for the fourth quarter of 2011, including our fourth quarter 2011 revenue and operating expenses; and our future debt reduction strategy, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current plans; the company will be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market and at mature yields on a timely basis; GLOBALFOUNDRIES will be unable to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will under-utilize its commitment with respect to GLOBALFOUNDRIES’ microprocessor manufacturing facilities; the company will be unable to transition its products to advanced manufacturing process technologies in a timely and effective way; global business and economic conditions will not continue to improve or will worsen resulting in lower than currently expected demand; demand for computers and consumer electronics products and, in turn, demand for the company’s products will be lower than currently expected; customers stop buying the company’s products or materially reduce their demand for its products; the company will require additional funding and may not be able to raise funds on favorable terms or at all; there will be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; and the company will be unable to maintain the level of investment in research and development that is required to remain competitive. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended July 2, 2011.

AMD Q3-11 CFO Commentary	Page 7	October 27, 2011